UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Alignment Healthcare, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

01625V104

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Warburg Pincus Private Equity XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,520,185
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,520,185

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,520,185
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.40%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,308,166
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,308,166

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,308,166
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.68%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-D, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 188,182
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 188,182

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 188,182
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-E, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,074,026
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,074,026

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,074,026
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.56%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons WP XII Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 351,766
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 351,766

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 351,766
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.18%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus XII Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 680,454
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 680,454

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 680,454
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.35%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons WP Global LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Partners II, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Partners II Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus Partners GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

1.	Names of Reporting Persons Warburg Pincus & Co.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,122,779
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,122,779

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,122,779
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.28%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Calculated based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

Item 1(a).	Name of Issuer:

Alignment Healthcare, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1100 W. Town and Country Road, Suite 1600

Orange, CA 92868

Item 2(a).	Names of Persons Filing:

This statement is filed by the entities and persons listed below, each of whom is referred to herein as a “Reporting Person” and together as the “Reporting Persons”:

1. Warburg Pincus Private Equity XII, L.P. (“WP XII”)

2. Warburg Pincus Private Equity XII-B, L.P. (“WP XII-B”)

3. Warburg Pincus Private Equity XII-D, L.P. (“WP XII-D”)

4. Warburg Pincus Private Equity XII-E, L.P. (“WP XII-E”)

5. WP XII Partners, L.P. (“WP XII Partners”)

6. Warburg Pincus XII Partners, L.P. (“Warburg Pincus XII Partners,” and, together with WP XII, WP XII-B, WP XII-D, WP XII-E, and WP XII Partners, the “WP XII Funds”)

7. Warburg Pincus LLC (“WP LLC”), a registered investment adviser and the manager of the WP XII Funds

8. Warburg Pincus XII, L.P. (“WP XII GP”), general partner of the WP XII Funds

9. WP Global LLC (“WP Global”), general partner of WP XII GP

10. Warburg Pincus Partners II, L.P. (“WPP II”), managing member of WP Global

11. Warburg Pincus Partners II Holdings, L.P. (“WPP II Holdings”), a limited partner of WPP II

12. Warburg Pincus Partners GP LLC (“WPP GP”), general partner of WPP II and WPP II Holdings

13. Warburg Pincus & Co. (“WP”), managing member of WPP GP

Item 2(b).	Address of the Principal Business Office or, if None, Residence:

For all Reporting Persons:

450 Lexington Avenue

New York, New York 10017, U.S.A.

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value

Item 2(e).	CUSIP Number:

01625V104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See response to Item 9 on each cover page.

(b)	Percent of Class:

See response to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote: See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

WP XII directly holds 6,520,185 shares of Common Stock, WP XII-B directly holds 1,308,166 shares of Common Stock, WP XII-D directly holds 188,182 shares of Common Stock, WP XII-E directly holds 1,074,026 shares of Common Stock, WP XII Partners directly holds 351,766 shares of Common Stock, and Warburg Pincus XII Partners directly holds 680,454 shares of Common Stock.

WP LLC is a registered investment adviser and the manager of the WP XII Funds, WP XII GP is the general partner of the WP XII Funds, WP Global is the general partner of WP XII GP, WPP II is the managing member of WP Global, WPP II Holdings is a limited partner of WPP II, WPP GP is the general partner of WPP II and WPP II Holdings, and WP is the managing member of WPP GP. Accordingly, each of the above may be deemed to have beneficial ownership over the 10,122,779 shares of Common Stock held by WP XII Funds, constituting 5.28% of the Issuer’s outstanding Common Stock. Investment and voting decisions by each of the foregoing with respect to such shares of Common Stock are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the reported securities. The reported securities give effect to sales of securities made by the Reporting Persons between September 30, 2024 and the filing date hereof.

All calculations of percentage ownership are based on 191,696,093 shares of Common Stock outstanding as of October 24, 2024, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2024 filed on October 29, 2024.

This filing of this Statement shall not be construed as an admission that any of the Reporting Persons are, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2024

Warburg Pincus Private Equity XII, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

Warburg Pincus Private Equity XII-B, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

Warburg Pincus Private Equity XII-D, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

Warburg Pincus Private Equity XII-E, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

WP XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

Warburg Pincus XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

Warburg Pincus LLC

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

Warburg Pincus XII, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner
Warburg Pincus Partners II Holdings, L.P.

By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

Warburg Pincus & Co.

By:	/s/ Harsha Marti
By:	Name: Harsha Marti
Title: Partner

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement dated as of February 14, 2022, incorporated herein by reference to Exhibit 1 of statement on Schedule 13G filed by the Reporting Persons on February 14, 2022.